HealthEquity Reports Third Quarter Ended October 31, 2016 Financial Results
Highlights of the third quarter include:

•	Revenue of $43.4 million, an increase of 42% compared to Q3 FY16.

•	Net income of $6.0 million, an increase of 47% compared to Q3 FY16.

•	Net income per diluted share of $0.10, compared to $0.07 in Q3 FY16.

•	Adjusted EBITDA of $14.5 million, an increase of 47% compared to Q3 FY16.

•	HSA Members grew to 2.4 million, an increase of 48% compared to Q3 FY16.

•	Total AUM grew to $4.3 billion, an increase of 59% compared to Q3 FY16.
Draper, Utah – December 6, 2016 – HealthEquity, Inc. (NASDAQ: HQY), one of the largest health savings account ("HSA") non-bank custodians, today announced financial results for its third quarter ended October 31, 2016.
“Our third quarter results continued to build on our record-setting year which has increased total HSA Members by more than 776,000 since the end of the third quarter last year. Total AUM has grown by nearly $1.6 billion, or 59%, over that same time frame,” remarked Jon Kessler, President and CEO of HealthEquity. “The growth in these base metrics of our business has driven a consistently strong performance from all three of our revenue streams. Our year-over-year revenue growth of 42% in the quarter continues to outpace the industry, and our Adjusted EBITDA growth of 47% demonstrates our ability to continue to scale profitability our business.”
Third quarter financial results
For the third quarter ended October 31, 2016, HealthEquity reported revenue of $43.4 million, compared to $30.6 million for the third quarter ended October 31, 2015, an increase of 42%. Revenue consisted of:

•	Service revenue of $18.8 million, an increase of 24% compared to Q3 FY16.

•	Custodial revenue of $15.0 million, an increase of 64% compared to Q3 FY16.

•	Interchange revenue of $9.6 million, an increase of 55% compared to Q3 FY16.
Net income was $6.0 million for the third quarter ended October 31, 2016, compared to $4.1 million for the third quarter ended October 31, 2015.
Net income per diluted share was $0.10 for the third quarter ended October 31, 2016, compared to $0.07 for the third quarter ended October 31, 2015.
Adjusted EBITDA was $14.5 million for the third quarter ended October 31, 2016, an increase of 47% compared to $9.9 million for the third quarter ended October 31, 2015. Adjusted EBITDA was 34% of revenue for the third quarter ended October 31, 2016, compared to 32% for the third quarter ended October 31, 2015.
As of October 31, 2016, we had $165.7 million of cash, cash equivalents and marketable securities and no outstanding debt. This compares to $123.8 million in cash, cash equivalents and marketable securities and no outstanding debt as of January 31, 2016.
HSA Member and AUM metrics
The total number of HSAs for which we serve as a non-bank custodian ("HSA Members") as of October 31, 2016 was 2.4 million, an increase of 48% from 1.6 million as of October 31, 2015.
Total assets under management ("AUM") as of October 31, 2016 was $4.3 billion, an increase of 59% year over year, comprised of:

•	Cash AUM of $3.7 billion, an increase of 61% compared to Q3 FY16; and

•	Investment AUM of $570.6 million, an increase of 48% compared to Q3 FY16.
Business outlook
For the year ended January 31, 2017, we are reaffirming our previously provided guidance. Our revenue outlook is a range of $174.0 million to $178.0 million. Our outlook for net income is a range of $23.0 million to $25.0 million, resulting in a net income per diluted share range of $0.38 to $0.42 (based on an estimated 60.0 million weighted-average shares outstanding). Our Adjusted EBITDA outlook is a range of $59.0 million to $62.0 million. The business outlook for the year ended January 31, 2017 assumes a projected effective tax rate of approximately 36%.

A reconciliation of the non-GAAP financial measures used throughout this release to the most comparable GAAP financial measures is included with the financial tables at the end of this release.
Conference call
HealthEquity management will host a conference call at 5:00 pm (Eastern Time) on Tuesday, December 6, 2016 to discuss the third quarter financial results. The conference call will be accessible by dialing 844-791-6252, or 661-378-9636 for international callers, and referencing conference ID 12268124. A live webcast of the conference call will also be available on the investor relations section of our website at www.HealthEquity.com.
A replay of the conference call will be made available for 30 days on our website at ir.healthequity.com
Non-GAAP financial information
To supplement our financial information presented on a GAAP basis, we disclose Adjusted EBITDA, which is a non-GAAP financial measure. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, stock-based compensation expense, and other certain non-operating items.
Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. The company cautions investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the results of other companies. Whenever we use non-GAAP financial measures, we provide a reconciliation of the applicable non-GAAP financial measure to the most comparable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures as detailed in the tables below.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the company’s industry, business strategy, plans, goals and expectations concerning the company's market position, product expansion, future operations, revenue, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the control of the company. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, the continued availability of tax-advantaged consumer-directed benefits to employers and employees, the company’s ability to acquire and retain new network partners and to cross-sell its products to existing network partners and members, the company’s ability to successfully identify, acquire and integrate additional portfolio purchases or acquisition targets, the company’s ability to raise awareness among employers and employees about the advantages of adopting and participating in consumer-directed benefits programs, and the company’s ability to identify and execute on network partner opportunities. For a detailed discussion of these and other risk factors, please refer to the risks detailed in the company’s filings with the Securities and Exchange Commission, including, without limitation, the most recent Annual Report on Form 10-K and subsequent periodic and current reports. Past performance is not necessarily indicative of future results. The company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

HealthEquity, Inc. and its subsidiaries
Condensed consolidated balance sheets (unaudited)

(in thousands, except par value)	October 31, 2016	January 31, 2016
Assets
Current assets
Cash and cash equivalents	$125,346	$83,641
Marketable securities, at fair value	40,352	40,134
Total cash, cash equivalents and marketable securities	165,698	123,775
Accounts receivable, net of allowance for doubtful accounts of $34 as of October 31, 2016 and $40 as of January 31, 2016	14,064	14,308
Inventories	944	620
Current deferred tax asset	—	2,642
Other current assets	5,352	1,703
Total current assets	186,058	143,048
Property and equipment, net	5,373	3,506
Intangible assets, net	65,688	66,840
Goodwill	4,651	4,651
Deferred tax asset	696	—
Other assets	2,003	1,750
Total assets	$264,469	$219,795
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,582	$2,431
Accrued compensation	4,659	7,776
Accrued liabilities	4,195	1,899
Total current liabilities	10,436	12,106
Long-term liabilities
Other long-term liabilities	1,295	236
Deferred tax liability	149	3,996
Total long-term liabilities	1,444	4,232
Total liabilities	11,880	16,338
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value, 100,000 shares authorized, no shares issued and outstanding as of October 31, 2016 and January 31, 2016, respectively	—	—
Common stock, $0.0001 par value, 900,000 shares authorized, 59,306 and 57,726 shares issued and outstanding as of October 31, 2016 and January 31, 2016, respectively	6	6
Additional paid-in capital	226,794	199,940
Accumulated other comprehensive loss	(134)	(98)
Accumulated earnings	25,923	3,609
Total stockholders’ equity	252,589	203,457
Total liabilities and stockholders’ equity	$264,469	$219,795

HealthEquity, Inc. and its subsidiaries
Condensed consolidated statements of operations and comprehensive income (unaudited)

(in thousands, except per share data)	Three months ended October 31,		Nine months ended October 31,
	2016	2015	2016	2015
Revenue:
Service revenue	$18,781	$15,201	$56,610	$44,507
Custodial revenue	14,967	9,142	43,557	26,592
Interchange revenue	9,610	6,213	31,389	19,801
Total revenue	43,358	30,556	131,556	90,900
Cost of revenue:
Service costs	12,675	9,395	34,471	26,162
Custodial costs	2,461	1,536	7,211	4,471
Interchange costs	2,331	1,949	7,748	6,100
Total cost of revenue	17,467	12,880	49,430	36,733
Gross profit	25,891	17,676	82,126	54,167
Operating expenses:
Sales and marketing	4,391	3,067	12,764	8,637
Technology and development	6,209	4,419	15,827	11,941
General and administrative	5,166	3,477	15,290	10,578
Amortization of acquired intangible assets	1,083	409	3,214	1,227
Total operating expenses	16,849	11,372	47,095	32,383
Income from operations	9,042	6,304	35,031	21,784
Other expense:
Other expense, net	(256)	121	(934)	(526)
Total other expense	(256)	121	(934)	(526)
Income before income taxes	8,786	6,425	34,097	21,258
Income tax provision	2,778	2,338	11,783	7,773
Net income	$6,008	$4,087	$22,314	$13,485
Net income per share:
Basic	$0.10	$0.07	$0.38	$0.24
Diluted	$0.10	$0.07	$0.37	$0.23
Weighted-average number of shares used in computing net income per share:
Basic	58,938	57,353	58,338	56,397
Diluted	60,073	59,263	59,693	58,664
Comprehensive income:
Net income	$6,008	$4,087	$22,314	$13,485
Other comprehensive loss:
Unrealized loss on available-for-sale marketable securities, net of tax	(23)	(34)	(36)	(67)
Comprehensive income	$5,985	$4,053	$22,278	$13,418

HealthEquity, Inc. and its subsidiaries
Condensed consolidated statements of cash flows (unaudited)

	Nine months ended October 31,
(in thousands)	2016	2015
Cash flows from operating activities:
Net income	$22,314	$13,485
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,543	5,730
Amortization of deferred financing costs	53	—
Deferred taxes	(1,880)	(1,505)
Stock-based compensation	6,399	4,254
Changes in operating assets and liabilities:
Accounts receivable	244	(868)
Inventories	(324)	(190)
Other assets	(3,955)	(1,421)
Accounts payable	(973)	415
Accrued compensation	(3,117)	(1,403)
Accrued liabilities	1,666	568
Other long-term liabilities	1,059	(293)
Net cash provided by operating activities	31,029	18,772
Cash flows from investing activities:
Purchases of marketable securities	(275)	(40,213)
Purchase of property and equipment	(2,705)	(1,882)
Purchase of software and capitalized software development costs	(6,799)	(4,757)
Purchase of other investments	—	(500)
Acquisition of intangible member assets	—	(33,821)
Net cash used in investing activities	(9,779)	(81,173)
Cash flows from financing activities:
Proceeds from follow-on offering, net of payments for offering costs	—	23,492
Proceeds from exercise of common stock options	4,546	1,751
Tax benefit from exercise of common stock options	15,909	11,315
Deferred financing costs paid	—	(153)
Net cash provided by financing activities	20,455	36,405
Increase (decrease) in cash and cash equivalents	41,705	(25,996)
Beginning cash and cash equivalents	83,641	111,005
Ending cash and cash equivalents	$125,346	$85,009
Supplemental disclosures of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable or accrued liabilities at period end	$569	$221
Purchases of software and capitalized software development costs included in accounts payable or accrued liabilities at period end	185	215
Deferred financing costs	—	150

Stock-based compensation expense
Total stock-based compensation expense included in the condensed consolidated statements of operations and comprehensive income is as follows:

	Three months ended October 31,		Nine months ended October 31,
(in thousands)	2016	2015	2016	2015
Cost of revenue	$462	$304	$1,258	$740
Sales and marketing	364	218	930	705
Technology and development	487	290	1,290	677
General and administrative	755	671	2,921	2,132
Total stock-based compensation expense	$2,068	$1,483	$6,399	$4,254
HSA Members

	October 31, 2016	October 31, 2015	% Change	January 31, 2016
HSA Members	2,378,353	1,602,156	48%	2,140,631
Average HSA Members - Year-to-date	2,278,994	1,516,821	50%	1,600,327
Average HSA Members - Quarter-to-date	2,354,227	1,580,482	49%	1,850,843
HSA Members with investments	58,226	40,695	43%	44,680
Assets under management (AUM)

(in thousands, except percentages)	October 31, 2016	October 31, 2015	% Change	January 31, 2016
Cash AUM	$3,713,290	$2,307,914	61%	$3,278,628
Investment AUM	570,553	385,243	48%	405,878
Total AUM	$4,283,843	$2,693,157	59%	$3,684,506
Average daily cash AUM - Year-to-date	$3,596,571	$2,207,732	63%	$2,326,506
Average daily cash AUM - Quarter-to-date	$3,669,480	$2,269,253	62%	$2,682,827
Reconciliation of net income to Adjusted EBITDA

	Three months ended October 31,		Nine months ended October 31,
(in thousands)	2016	2015	2016	2015
Net income	$6,008	$4,087	$22,314	$13,485
Interest income	(137)	(116)	(385)	(302)
Interest expense	69	23	206	23
Income tax provision	2,778	2,338	11,783	7,773
Depreciation and amortization	2,335	1,656	6,329	4,503
Amortization of acquired intangible assets	1,083	409	3,214	1,227
Stock-based compensation expense	2,068	1,483	6,399	4,254
Other (1)	323	(29)	1,113	804
Adjusted EBITDA	$14,527	$9,851	$50,973	$31,767

(1)
For the three months ended October 31, 2016 and 2015, Other consisted of non-income-based taxes of $86 and $77, other costs of $237 and $81, and acquisition-related costs of $0 and $(187) respectively. For the nine months ended October 31, 2016 and 2015, Other consisted of non-income-based taxes of $260 and $249, acquisition-related costs of $595 and $474, and other costs of $258 and $81, respectively.

Reconciliation of net income outlook to adjusted EBITDA outlook

For the year ending
(in millions)	January 31, 2017
Net income	$23 - 25
Income tax provision	13 - 14
Depreciation and amortization	~ 9
Amortization of acquired intangible assets	~ 4
Stock-based compensation expense	~ 9
Other	~ 1
Adjusted EBITDA	$59 - 62